Fluor Corporation	Brett Turner	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	864.281.6976
469.398.7000
	Jason Landkamer
	Investor Relations
	469.398.7222

News Release

FOR IMMEDIATE RELEASE

Fluor Chief Financial Officer Joe Brennan to Retire; Company Names John Regan as New CFO

IRVING, Texas (December 2, 2024) – Fluor Corporation (NYSE: FLR) announced today that after more than three decades of service, Executive Vice President and Chief Financial Officer (CFO), Joe Brennan, will retire effective July 1, 2025. Fluor’s Board of Directors has appointed John Regan as his successor, effective March 1, 2025.

Regan currently serves as Fluor’s Executive Vice President and Chief Accounting Officer. He brings more than three decades of financial and industry expertise, as well as extensive experience managing public company financial planning, reporting and operations. Prior to joining Fluor, Regan served as CFO of Alta Mesa and CFO of Vine Oil & Gas LP. Regan is a Certified Public Accountant, licensed in Texas, and began his career at PriceWaterhouseCoopers.

“Joe has been instrumental in strengthening Fluor's financial stability and positioning the company for long-term success,” said David E. Constable, Chairman and Chief Executive Officer of Fluor. “Going forward, the Board and I are confident that our shareholders will benefit from John’s wealth of financial and operational management experience. I look forward to working closely with John as we continue to drive our capital allocation plans and pursue demand-driven growth opportunities across our portfolio.”

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s nearly 34,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $15.5 billion in 2023 and is ranked 265 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than a century. For more information, please visit www.fluor.com or follow Fluor on Facebook, Instagram, LinkedIn, X and YouTube.

#corp
2